EXHIBIT 99.1

Tuesday Morning Corporation Announces Third Quarter Fiscal 2018 Results

  Net sales increased 10.0% to $223.3 million; Comparable store sales increased 9.1%
  Gross margin increased approximately 290 basis points from prior year
  Expects a fiscal 2018 comparable store sales increase of 3% - 4%

DALLAS, May 03, 2018 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (NASDAQ:TUES), one of the original off-price retailers currently with over 720 stores across the United States specializing in name-brand, high quality products for the home, selling luxury textiles, furnishings, housewares and seasonal decor, today announced financial results for the third quarter and nine months ended March 31, 2018.

Steve Becker, Chief Executive Officer, stated, “Our third quarter results demonstrate the progress we are making against our strategic initiatives.  As expected, the third quarter marked an inflection in our gross margin performance as we delivered almost a 300 basis point year-over-year improvement.  Our focus on turning inventory faster, improving the overall inventory allocation across our store base, offering great values and a consistent flow of deals is delivering a better customer experience, all of which have contributed to improved comparable store sales.  Looking ahead, we are well positioned to continue executing against our strategies to set the foundation for long-term profitable growth at Tuesday Morning.”

Third Quarter Fiscal 2018 Results of Operations

  Net sales were $223.3 million, compared to $203.0 million for the third quarter of fiscal 2017 on a flat store base.

  Comparable store sales increased 9.1% compared to the same period a year ago, and were comprised of a 5.9% increase in customer transactions along with a 3.0% increase in average ticket.  During the third quarter, 10 stores were relocated, five stores were opened, and five stores were closed, for an ending store count of 724 as of March 31, 2018.  Sales at the 58 stores relocated during the past 12 months increased approximately 65% on average for the third quarter of fiscal 2018 as compared to the prior year quarter and contributed approximately 430 basis points of comparable store sales growth, driven primarily by better real estate and larger average store footprint.  The Company’s third quarter benefitted from the shifts of a promotional event from the fourth quarter to the third quarter as well as from the timing of the sales ramp up prior to the Easter holiday.  Although an estimation, the Company believes that these shifts benefitted third quarter fiscal 2018 comparable store sales performance by approximately 300 basis points.

  Gross profit increased $13.1 million to $80.3 million compared to $67.2 million of gross profit in the third quarter of fiscal 2017.  Gross margin for the third quarter of fiscal 2018 was 36.0% compared to 33.1% last year.  The increase in gross margin for the quarter was driven by a significant decrease in the amount of distribution and freight costs as a percentage of sales recognized in the third quarter fiscal 2018 compared to the prior year.  Those prior year elevated costs were incurred due to the supply chain issues the Company experienced in fiscal 2017.  Additionally, the Company has achieved and recognized cost efficiencies in its distribution operations in the current year, along with reduced markdowns and continued improvement in initial merchandise mark-up which have contributed to improvements in gross margin.

  Selling, general and administrative expenses (SG&A) increased $6.3 million to $88.1 million in the third quarter of fiscal 2018, compared to $81.8 million in the same period last year.  As a percentage of net sales, SG&A was 39.5% for the third quarter of fiscal 2018 compared to 40.3% in the same period last year, leveraging approximately 80 basis points.  This decrease in SG&A as a percentage of net sales was driven primarily by leveraging store labor costs, as well as reductions in certain corporate expenses, including labor and legal costs, which decreased both in dollars and as a percentage of net sales in the current year quarter from the prior year quarter.  Partially offsetting these decreased costs were higher store rent and depreciation, due in part to the Company’s strategy to improve store real estate, and higher advertising expenses due to promotional timing.

  The Company’s operating loss for the third quarter of fiscal 2018 was $7.8 million, compared to an operating loss of $14.7 million in the third quarter of fiscal 2017.

  The Company reported a net loss of $8.1 million, or $0.18 per share, for the third quarter of fiscal 2018 compared to a net loss of $14.8 million, or $0.34 per share, for the third quarter of fiscal 2017.

  EBITDA, a non-GAAP measure, was negative $1.3 million for the third quarter of fiscal 2018, compared to EBITDA of negative $8.7 million for the prior year period.  Adjusted EBITDA, a non-GAAP measure, was negative $0.9 million for the third quarter of fiscal 2018, compared to Adjusted EBITDA of negative $7.8 million for the prior year period, primarily driven by the change in net loss as compared to the prior year period as adjusted for incremental costs relating to the ramp-up of the Company’s Phoenix distribution center in the prior year period.  A reconciliation of GAAP and non-GAAP measures is provided below.

Nine Months ended March 31, 2018 Results of Operations

  Net sales were $775.9 million, compared to $743.0 million for the first nine months of fiscal 2017 on a flat store base.

  Comparable store sales increased 4.3% compared to the same period a year ago, and were comprised of a 3.3% increase in customer transactions, along with a 1.0% increase in average ticket.  During the first nine months of fiscal 2018, 36 stores were relocated, 13 stores were opened, seven stores were expanded, and 20 stores were closed, for an ending store count of 724 as of March 31, 2018.  Sales at the 58 stores relocated during the past 12 months increased approximately 61% on average for the first nine months of fiscal 2018 as compared to the same period in the prior year and contributed approximately 390 basis points of comparable store sales growth, driven primarily by better real estate and larger average store footprint.

  Gross profit increased $13.4 million to $263.9 million compared to $250.5 million of gross profit in the first nine months of fiscal 2017.  Gross margin for the first nine months of fiscal 2018 was 34.0% compared to 33.7% last year.  The increase in gross margin was primarily due to improvements in initial merchandise mark-up and reduced markdowns, partially offset by higher distribution and freight costs recognized in the current year, due to the elevated costs incurred in the prior year as a result of the supply chain issues the Company experienced in fiscal 2017.

  SG&A increased $9.8 million to $275.4 million in the first nine months of fiscal 2018, compared to $265.6 million in the same period last year.  As a percentage of net sales, SG&A was 35.5% for the first nine months of fiscal 2018 compared to 35.7% in the same period last year.  This decrease in SG&A as a percentage of net sales was driven primarily by reductions in certain corporate expenses, including labor costs, and legal and professional fees, which decreased both in dollars and as a percentage of net sales in the current year from the prior year period.  Partially offsetting these decreased costs were higher store rent and depreciation, due in part to the Company’s strategy to improve store real estate.

  The Company’s operating loss for the first nine months of fiscal 2018 was $11.5 million, compared to an operating loss of $15.2 million for the prior year period.

  The Company reported a net loss of $11.6 million, or $0.26 per share, for the first nine months of fiscal 2018 compared to a net loss of $15.2 million, or $0.35 per share, for the prior year period.  The Company’s net loss in the current period reflects a favorable tax impact of approximately $0.6 million resulting from recent tax law changes.

  EBITDA, a non-GAAP measure, was $8.5 million for the first nine months of fiscal 2018, compared to EBITDA of $1.6 million for the prior year period.  Adjusted EBITDA, a non-GAAP measure, was $11.6 million for the first nine months of fiscal 2018, compared to Adjusted EBITDA of $7.0 million for the prior year period, primarily driven by the change in net loss as compared to the prior year period as adjusted for incremental costs relating to the ramp-up of the Company’s Phoenix distribution center in the prior year period.  A reconciliation of GAAP and non-GAAP measures is provided below.

The Company ended the third quarter of fiscal 2018 with $12.3 million in cash and cash equivalents.  The Company had $44.4 million outstanding under its line of credit with availability on the line of $67.0 million.  Inventories at the end of the third quarter of fiscal 2018 were $245.0 million compared to $268.3 million at the end of the third quarter of fiscal 2017, a decrease of $23.3 million or 8.7%.  The decrease in inventory was driven primarily by lower distribution center and in-transit inventory levels, due in part to the Company’s continued supply chain and inventory management improvements.   The Company’s inventory turnover for the trailing five quarters as of March 31, 2018 was 2.7 turns, an improvement of approximately 13% from the trailing five quarter turnover as of March 31, 2017 of 2.4 turns.

Fiscal Year 2018 Outlook
The Company expects comparable store sales for fiscal 2018 to increase 3% to 4%.  Gross margin is expected to show year over year improvement in the fourth quarter, though to a lesser extent than that realized in the third quarter.  The Company continues to expect significant projected EBITDA improvement in the fourth quarter and in fiscal 2018.  Net capital expenditures are expected to be in the range of approximately $23 million to $26 million in fiscal 2018, with a continuing focus on real estate strategy for new stores, relocations and expansions of existing stores, and IT infrastructure and enhancements.

About Tuesday Morning
Tuesday Morning Corporation (NASDAQ:TUES) is one of the original off-price retailers specializing in name-brand, high quality products for the home, selling luxury textiles, furnishings, housewares and seasonal decor.  Based in Dallas, Texas, the Company opened its first store in 1974 and operates over 720 stores in 40 states.  More information and a list of store locations may be found on the Company’s website at www.tuesdaymorning.com.

Conference Call Information
Tuesday Morning Corporation’s management will hold a conference call to review third quarter fiscal 2018 financial results and provide a general business update today, May 3, 2018, at 8:00 a.m. Central Time.  A live webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.tuesdaymorning.com, or you may dial into the conference call at (877) 312-5376 (no access code required) approximately ten minutes prior to the start of the call.  A replay of the webcast will be accessible through the Company’s website for 90 days.  A replay of the conference call will be available from 11:00 a.m., Central Time, May 3, 2018 through 10:59 a.m., Central Time, Sunday, May 6, 2018 by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID number 7990088.

Non-GAAP Financial Measures
This press release includes financial measures that are presented both in accordance with U.S. generally accepted accounting principles (“GAAP”) and using certain non-GAAP financial measures, EBITDA and Adjusted EBITDA.  For more information regarding the Company’s use of non-GAAP financial measures, including the definition of EBITDA and Adjusted EBITDA, and a reconciliation to net income/(loss), the most directly comparable GAAP measure, see “Non-GAAP Financial Measures” within this press release.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, which are based on management’s current expectations, estimates and projections.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently.  You should consider statements that contain these words carefully because they describe management’s current expectations, plans, strategies and goals and management’s current beliefs concerning future business conditions, future results of operations, future financial position, and their current business outlook or state other “forward-looking” information.  Forward-looking statements in this press release also include, but are not limited to, statements of management’s current plans and expectations in this press release and statements in the “Outlook” section of this press release.  Forward-looking statements also include statements regarding management’s sales and growth expectations, EBITDA and Adjusted EBITDA projections, liquidity, capital expenditure plans, inventory management plans, productivity of the Company's store base, real estate strategy and their merchandising and marketing strategies.

Reference is hereby made to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, "Cautionary Statement Regarding Forward-Looking Statements" and "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2017, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: our ability to successfully implement our long-term business strategy; changes in economic and political conditions which may adversely affect consumer spending; our failure to identify and respond to changes in consumer trends and preferences; our ability to continuously attract buying opportunities for off-price merchandise and anticipate consumer demand; our ability to successfully manage our inventory balances profitably; our ability to effectively manage our supply chain operations; loss of, disruption in operations, or increased costs in the operation of our distribution center facilities; unplanned loss or departure of one or more members of our senior management or other key management; increased or new competition; our ability to successfully execute our strategy of opening new stores and relocating and expanding existing stores; increases in fuel prices and changes in transportation industry regulations or conditions; our ability to generate strong cash flows from operations and to continue to access credit markets; increases in the cost or a disruption in the flow of our imported products; changes in federal tax policy; the success of our marketing, advertising and promotional efforts; our ability to attract, train and retain quality employees in appropriate numbers, including key employees and management; increased variability due to seasonal and quarterly fluctuations; our ability to maintain and protect our information technology systems and technologies and related improvements to support our growth; our ability to protect the security of information about our business and our customers, suppliers, business partners and employees; our ability to comply with existing, changing, and new government regulations; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, natural disasters and other events; our ability to manage the negative effects of inventory shrinkage; our ability to manage exposure to unexpected costs related to our insurance programs; our ability to mitigate reductions of customer traffic in shopping centers where our stores are located; and increased costs or exposure to fraud or theft resulting from payment card industry related risk and regulations.  The Company’s filings with the SEC are available at the SEC’s web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, the Company disclaims obligations to update any forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.  Investors are cautioned not to place undue reliance on any forward-looking statements.

TUESDAY MORNING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

The Company defines EBITDA as net income or net loss before interest, income taxes, depreciation, and amortization.  Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash items and other items that the Company believes are not representative of its core operating performance.  These measures are not presentations made in accordance with GAAP.  EBITDA and Adjusted EBITDA should not be considered as alternatives to net income or loss as a measure of operating performance.  In addition, EBITDA and Adjusted EBITDA are not presented as, and should not be considered as, alternatives to cash flows as a measure of liquidity.  EBITDA and Adjusted EBITDA should not be considered in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP and Adjusted EBITDA should not be construed as an inference that the Company’s future results will be unaffected by such adjustments.  The Company believes it is useful for investors to see these EBITDA and Adjusted EBITDA measures that management uses to evaluate the Company’s operating performance.  These non-GAAP financial measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses these measures to monitor and evaluate the performance of its business as a supplement to GAAP measures and believes the presentation of these non-GAAP measures enhances investors’ ability to analyze trends in the Company’s business and evaluate the Company’s performance.  EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.  The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies.

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA:

The following table reconciles net loss, the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA, both of which are non-GAAP financial measures:

(unaudited - in thousands)	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
Net loss (GAAP)	$(8,080)	$(14,796)	$(11,642)	$(15,221)
Depreciation and amortization	6,363	5,659	19,087	15,635
Interest expense, net	485	370	1,450	1,028
Income tax provision/(benefit)	(23)	101	(431)	113
EBITDA (non-GAAP)	$(1,255)	$(8,666)	$8,464	$1,555
Share-based compensation expense (1)	784	908	2,729	3,224
Cease-use rent expense (2)	(396)	87	398	560
Phoenix distribution center related expenses (3)	—	59	—	2,196
Stockholder nominations related expenses (4)	—	—	408	—
Gain on sale of assets (5)	—	(185)	(371)	(556)
Adjusted EBITDA (non-GAAP)	$(867)	$(7,797)	$11,628	$6,979

(1) Adjustment includes charges related to share-based compensation programs, which vary from period to period depending on volume and vesting timing of awards.  The Company adjusts for these charges to facilitate comparisons from period to period.

(2) Adjustment includes accelerated rent expense recognized in relation to closing stores prior to lease termination.  A favorable lease buyout agreement was negotiated and executed in the third quarter of fiscal 2018, resulting in the reversal of previously recorded accelerated cease-use rent expense.  While accelerated rent expense may occur in future periods, the amount and timing of such expenses will vary from period to period.

(3) Adjustment includes only certain expenses related to the Phoenix distribution center preparation, ramp up and post go-live activities, including incremental detention costs and certain consulting costs.

(4) Adjustment includes only certain incremental expenses which relate to the stockholder nominations as described in the Company’s Preliminary and Definitive Proxy Statements filed with the SEC on September 25, 2017 and October 5, 2017, respectively.

(5) Adjustment includes the gain recognized from the sale-leaseback transaction which occurred in the fourth quarter of fiscal 2016.

Tuesday Morning Corporation
Consolidated Statement of Operations
(In thousands, except per share data)
	Three Months Ended March 31,		Nine Months Ended March 31,

	2018	2017	2018	2017

	(unaudited)		(unaudited)

Net sales	$223,296	$203,001	$775,860	$743,023
Cost of sales	142,993	135,845	511,922	492,546
Gross profit	80,303	67,156	263,938	250,477

Selling, general and administrative expenses	88,092	81,834	275,445	265,628

Operating loss	(7,789)	(14,678)	(11,507)	(15,151)

Other income/(expense):
Interest expense	(493)	(377)	(1,473)	(1,061)
Other income, net	179	360	907	1,104
Loss before income taxes	(8,103)	(14,695)	(12,073)	(15,108)

Income tax provision/(benefit)	(23)	101	(431)	113

Net loss	$(8,080)	$(14,796)	$(11,642)	$(15,221)

Earnings per share
Net loss per common share:
Basic	$(0.18)	$(0.34)	$(0.26)	$(0.35)
Diluted	$(0.18)	$(0.34)	$(0.26)	$(0.35)

Weighted average number of common shares:
Basic	44,365	43,998	44,236	43,915
Diluted	44,365	43,998	44,236	43,915

Consolidated Balance Sheets
(in thousands)
			March 31,	June 30,	March 31,
			2018	2017	2017
			(unaudited)	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents			$12,277	$6,263	$3,747
Inventories			244,990	221,906	268,309
Prepaid expenses			6,242	6,367	7,388
Other current assets			1,245	1,982	259
Total Current Assets			264,754	236,518	279,703
Property and equipment, net			122,115	118,397	107,021
Deferred financing costs			750	986	1,065
Other assets			2,781	2,252	2,245
Total Assets			$390,400	$358,153	$390,034

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable			$86,662	$67,326	$75,012
Accrued liabilities			43,789	44,260	45,209
Income taxes payable			77	11	104
Total Current Liabilities			130,528	111,597	120,325

Borrowings under revolving credit facility			44,400	30,500	41,000
Deferred rent			21,645	13,883	10,537
Asset retirement obligation — non current			3,100	2,307	2,518
Other liabilities — non current			835	1,027	360
Total Liabilities			200,508	159,314	174,740

Stockholders' equity			189,892	198,839	215,294
Total Liabilities and Stockholders' Equity			$390,400	$358,153	$390,034

Consolidated Statement of Cash Flows
(in thousands)
			Nine Months Ended March 31,

			2018	2017

			(unaudited)
Cash flows from operating activities:
Net loss			$(11,642)	$(15,221)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization			19,087	15,635
Amortization of financing costs			236	247
(Gain)/loss on disposal of assets			(69)	1
Gain on sale-leaseback transaction			(371)	(555)
Share-based compensation			2,729	3,224
Deferred income taxes			(571)	—
Construction allowances from landlords			6,688	1,419
Change in operating assets and liabilities:
Inventories			(23,122)	(25,970)
Prepaid and other assets			883	(427)
Accounts payable			19,396	(12,841)
Accrued liabilities			2,199	937
Deferred rent			1,921	2,666
Income taxes payable			71	105
Other liabilities — non-current			367	(338)
Net cash provided by/(used in) operating activities			17,802	(31,118)

Cash flows from investing activities:
Capital expenditures			(25,552)	(27,359)
Purchase of intellectual property			(30)	(4)
Proceeds from sale of assets			69	93
Net cash used in investing activities			(25,513)	(27,270)

Cash flows from financing activities:
Proceeds under revolving credit facility			153,900	152,200
Repayments under revolving credit facility			(140,000)	(111,200)
Change in cash overdraft			(60)	7,000
Purchase of treasury stock			—	8
Proceeds from exercise of common stock options			4	(23)
Payments on capital leases			(119)	-
Net cash provided by financing activities			13,725	47,985

Net increase/(decrease) in cash and cash equivalents			6,014	(10,403)

Cash and cash equivalents, beginning of period			6,263	14,150

Cash and cash equivalents, end of period			$12,277	$3,747

INVESTOR RELATIONS:
Farah Soi / Caitlin Morahan
ICR
203-682-8200
Farah.Soi@icrinc.comCaitlin.Morahan@icrinc.com

MEDIA:  Blynn Austin
Perry Street Communications
214-965-9955
BAustin@perryst.com